Exhibit 99.2

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES APPLICATION

TO OPEN IDAHO BRANCH

SPOKANE, WA – OCTOBER 28, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced the filing of an application by its banking subsidiary, AmericanWest Bank (AWB), with the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) for approval for AWB to open a de novo branch in Coeur d’Alene, Idaho. In anticipation of the lifting of the Memorandum of Understanding between AWB and the FDIC, which was terminated last Monday, October 24, 2005, AWB has already entered into a ground lease for the branch site, contingent upon regulatory approval of this application, on property in the Shopko Shopping Center at the NE Corner of Ironwood Drive and U.S. Hwy. 95.

“We believe this proposed branch is an excellent fit to our existing franchise and will strengthen our community presence, contribute to profitability and enhance the neighborhood in which the branch will be located,” said President and CEO Robert M. Daugherty. “Coeur d’Alene, which is only about 35 miles from our downtown Spokane, WA headquarters, is experiencing tremendous economic growth and this center will complement our existing Hayden, Idaho facility extremely well.”

“As a community bank focused on building relationships with our consumer and business clients, we believe adding this additional facility in North Idaho will provide greater access to service for our current and potential customers in the area,” Daugherty continued. ”We’re very excited about being a part of that community and expanding into Coeur d’Alene to serve the financial needs of its residents and businesses.”

AWB hopes to erect a temporary facility at the site so as to be able to open for business late in the first quarter or early second quarter, 2006, with the permanent building expected to be completed in the Fall of 2006.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993